Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “RMD ENTERTAINMENT GROUP, INC.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JANUARY, A.D. 2019, AT 2:47 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

6463033 8100	Authentication: 202157721
SR# 20190536704	Date: 01-28-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

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STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

RMD Entertainment Group, Inc. (the —Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify.

FIRST: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 30, 2017. A Certificate of Correction to the Certificate of Incorporation was filed with the Secretary of State of Delaware on January 24, 2018;

SECOND: The Certificate of. Incorporation of the Corporation, as corrected, is hereby amended as follows:

The following paragraph is added immediately after the first paragraph of Article Fourth:

“Reverse Common Stock Split. Effective as of the filing of this Certificate of Amendment with the Secretary of Stale of the Stale of Delaware (the "Effective Time"), each sham of the Corporation's Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified such that each 1,000 shares of the Common Stock shall become one share of the Common Stock (such reduction and resulting combination of shares is designated as the "Reverse Common Stock Split"). The par value of the Common Stock following the Reverse Common Stock Split shall remain $.00001 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall he entitled to receive a number of shares equal to the number of shares represented by such certificate or certificates of such holder's Pre- Split Common Stock divided by 1,000 and then rounded up to the nearest whole number. No fractional shares will be issued in connection with or following the Reverse Common Stock Split.

THIRD: That this amendment was duly authorized by the stockholders of the Corporation in a written consent in lieu of a meeting, after first having been declared advisable by the Board of .Directors of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed as of this 28 day of January, 2019.

/s/ Rudi Hudaya

Rudi Hudaya

Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:47 PM 01/28/2019
FILED 02:47 PM 01/28/2019
SR 20190536704 - File Number 6463033

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